UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 29, 2016
Date of Report (Date of earliest event reported)

GSE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1332 Londontown Blvd.,
Sykesville, Maryland	21784
(Address of principal executive offices)	(Zip Code)

(410) 970-7800
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On December 29, 2016, GSE Systems, Inc. and GSE Performance Solutions, Inc. (collectively the "Company") entered into a Credit and Security Agreement (the "Credit Agreement") with Citizens Bank, National Association (the "Bank"), providing for a $5.0 million revolving line of credit (the "RLOC"). On the same date, the Company entered into a Sixth Comprehensive Amendment to Financing Documents ("Sixth Amendment") with Branch Banking and Trust Company ("BB&T").
The Credit Agreement replaces the Company's $7.5 million revolving line of credit with BB&T that was, prior to the Sixth Amendment, scheduled to mature in March 2017. The Company intends to use the RLOC for short-term working capital needs and the issuance of letters of credit. The RLOC matures on December 29, 2019. The initial maximum availability under the RLOC is $5.0 million, subject to a borrowing base equal to 80% of eligible accounts receivable, of which no amount was drawn as of December 29, 2016. Availability under the RLOC is reduced by outstanding letters of credit issued by the Bank, of which none were outstanding as of December 29, 2016. Borrowings under the Credit Agreement generally bear interest at a variable rate equal to LIBOR plus 225 basis points per annum on the outstanding principal amount of the RLOC. Future advances under the RLOC are subject to termination of any existing letters of credit provided by BB&T. Approximately $1.1 million of letters of credit issued by BB&T for the benefit of the Company remained outstanding as of December 29, 2016 (the "BB&T Letters of Credit").
The Credit Agreement contains customary covenants and restrictions typical for a financing of this type that, among other things, require the Company to satisfy certain financial covenants and restrict the Company's ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Non-compliance with one or more of the covenants and restrictions after any applicable grace period could result in the obligations under the Credit Agreement becoming immediately due and payable and termination of the RLOC.
In addition to non-compliance with covenants, the Credit Agreement also contains other customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the Bank may declare the obligations under the Credit Agreement to be immediately due and payable and may terminate the RLOC.
The Sixth Amendment terminated all available credit under the revolving line of credit with BB&T. Pursuant to the Sixth Amendment, all security interests held by BB&T (other than interests in cash collateral) were released, the BB&T Letters of Credit were cash collateralized at an amount equal to 105% of the outstanding amount thereof and  the BB&T Letters of Credit are required to be replaced by the Company by February 17, 2017.
The description of the Credit Agreement and the Sixth Amendment set forth above are qualified by reference to the Credit Agreement and Sixth Amendment filed as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference. Attached as Exhibit 99.3 is the press release of the Company announcing the Credit Agreement.

Item 9.01.	Financial Statements and Exhibits.

(a)    Not applicable.
(b)    Not applicable.
(c)    Not applicable.
(d)    Exhibits. The following exhibit is filed herewith:

Exhibit No.      Description
99.1      Credit and Security Agreement, dated as of December 29, 2016, by and between Citizens Bank, N.A., as Bank, and GSE Systems, Inc. and GSE Performance Solutions, Inc., as Borrower.
99.2      Sixth Comprehensive Amendment to Financing Documents, dated as of December 29, 2016, by and between BB&T, as Bank, and GSE Systems, Inc. and GSE Performance Solutions, Inc., as Borrower.
99.3      Press release issued January 4, 2017 by GSE Systems, Inc. regarding the credit and security agreement.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.
Date: January 4, 2017

	By:	/s/ Emmett Pepe
Emmett Pepe
Senior Vice President and Chief Financial Officer